Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05951, 333-45729, 333-60231, 333-60233, 333-30154, 333-59644, 333-72228, 333-86902, 333-101920, 333-111130, 333-128255, 333-152024, 333-160690, 333-160691, and 333-161412 on Form S-8 of our reports dated March 16, 2010, relating to the financial statements of JDA Software Group, Inc. and the effectiveness of JDA Software Group, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Phoenix, AZ
March 16, 2010